Exhibit 16.5

MONEY MARKET OBLIGATIONS TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Money Market Obligations Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article IV of the Declaration of Trust, and Article III, Section 5, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of PNC Treasury Plus Money Market Fund, a portfolio of PNC Funds, into Federated Treasury Obligations Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 1st day of August, 2019.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ Thomas R. Donahue Thomas R. Donahue	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ John T. Collins John. T. Collins	/s/ P. Jerome Richey P. Jerome Richey
/s/ G. Thomas Hough G. Thomas Hough	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green